Exhibit 10.38

AGREEMENT ON THE INVOLVEMENT OF EMPLOYEES

Between
James Hardie Industries N.V.
and JHCBM plc
(the “Participating Companies I”)
AND
James Hardie International Holdings N.V.
and JHIHCBM plc
(the “Participating Companies II”)
and
the Special Negotiating Bodies
(as SNBs)
DATED 10 FEBRUARY 2010

TABLE OF CONTENTS

Articles		Page
1	Definitions and Interpretation	3
2	Scope of the Agreement	5
3	The procedure for the Involvement of Employees	5
3.2-3.4	Annual call for interest – EU Employees	5
3.5-3.8	Annual call for interest Other Group Employees	6
3.9-3.11	Information and Consultation – per occurence	7
3.12-3.13	Information procedure	8
3.14-3.15	Consultation procedure	8
3.16-3.18	Topics regarding Information and Consultation	9
4	Participation	10
5	Rights of the Interested Employees	10
6	The date of entry into force of the Agreement and its duration	11
7	Employee Representative Body	11
8	The instances in which the agreement must be renegotiated	12
9	Relation to national information, consultation and participation laws and regulations	12
10	Indemnification	12
11	Governing Law; Jurisdiction and Remedies	12

ii

AGREEMENT ON THE INVOLVEMENT OF EMPLOYEES
THE PARTIES:
(1)	James Hardie Industries N.V., a public limited liability company (naamloze vennootschap), formed under the law of the Netherlands, with its registered office at Strawinskylaan 3077 (1077 ZX) Amsterdam, the Netherlands (“James Hardie Industries”); and

(2)	JHCBM plc, a public company limited by shares, formed under the law of Ireland, with registered number 471542 and having its registered office at Arthur Cox Building, Earlsfort Terrace, Dublin 2, Ireland;
James Hardie Industries and JHCBM plc., hereinafter are also jointly referred to as the “Participating Companies I”.
(3)	James Hardie International Holdings N.V., a limited liability company (naamloze vennootschap), formed under the law of the Netherlands, with its registered office at Strawinskylaan 3077 (1077 ZX) Amsterdam, the Netherlands (“James Hardie International Holdings”); and

(4)	JHIHCBM plc, a public company limited by shares, formed under the law of Ireland, with registered number 471543 and having its registered office at Arthur Cox Building, Earlsfort Terrace, Dublin 2 Ireland;
James Hardie International Holdings and JHIHCBM plc., hereinafter are also jointly referred to as the “Participating Companies II”,
and
(5)	The Special Negotiating Body I, the body established by the Participating Companies I in conformity with the applicable legal procedures in all Member States involved to negotiate with the Participating Companies I regarding the arrangement for the Involvement of Employees within the Participating Companies (the “SNB I”); and

(6)	The Special Negotiating Body II, the body established by the Participating Companies II in conformity with the applicable legal procedures in all Member States involved to negotiate with the Participating Companies II regarding the arrangement for the Involvement of Employees within the Participating Companies (the “SNB II”).

SNB I and SNB II, are hereinafter also jointly referred to as the “SNBs”. The Participating Companies I and the Participating Companies II, are hereinafter also jointly referred to as the “Participating Companies”. Each of the parties referred to under (1) up to and including (6) above, are hereinafter also individually referred to as a “Party” and jointly referred to as the “Parties”.
WHEREAS:
(A)	Council Regulation (EC) No 2157/2001 of 8 October 2001 on the Statute for a European company (the “Regulation”), enables the formation of a European public limited liability company (or Societas Europaea) (“SE”). This Regulation entered into force in the European Economic Area (“EEA”) on 8 October 2004.

(B)	Council Directive 2001/86/EC of 8 October 2001 supplementing the Regulation (the “Directive”), was implemented in the Netherlands by the Act on the involvement of employees with European legal persons on 17 March 2005 (the “AIE”).

(C)	The Participating Companies I intend to form an SE by means of a merger by acquisition pursuant to Article 17(2)(a) of the Regulation. This SE will upon its registration have its registered office in the Netherlands.

(D)	The Participating Companies II intend to form an SE by means of a merger by acquisition pursuant to Article 17(2)(a) of the Regulation. This SE will upon its registration have its registered office in the Netherlands.

(E)	James Hardie Industries, its concerned subsidiaries and concerned establishments have employees in several member states of the EEA, being Denmark, France, Ireland, United Kingdom and the Netherlands.

(F)	James Hardie International Holdings, its concerned subsidiaries and concerned establishments have employees in several member states of the EEA, being Denmark, France, Ireland, United Kingdom and the Netherlands.

(G)	As part of the requirements for registration of the merger and simultaneous formation of the SE, the Participating Companies I have complied with all formalities and requirements in respect of the involvement of the employees as prescribed by the Regulation and the AIE, and have subsequently established SNB I in order to enter into negotiations with an aim to reach an agreement with regard to the Involvement of Employees in the SE.

(H)	As part of the requirements for registration of the merger and simultaneous formation of the SE, the Participating Companies II, have complied with all formalities and requirements in respect of the involvement of the employees as prescribed by the

Regulation and the AIE, and have subsequently established SNB II in order to enter into negotiations with an aim to reach an agreement with regard to the Involvement of Employees in the SE.

(I)	None of the Participating Companies has any participation rights, as defined in article 1 below, in place at the time of the merger and formation of the SEs.

(J)	Each of James Hardie Industries and James Hardie International Holdings will be the acquiring company in the envisaged mergers referred to under (C) and (D) and will as a result of the respective mergers each take the form of an SE.

(K)	James Hardie Industries currently is and, after the completion of the mergers referred to above, will remain the owner of 100% of the shares in the capital of James Hardie International Holdings.

(L)	James Hardie International Holdings is a 100% subsidiary of James Hardie Industries, and is one of the concerned subsidiaries of James Hardie Industries. The concerned subsidiaries of James Hardie International Holdings are also concerned subsidiaries of James Hardie Industries. Therefore, the Parties have decided to negotiate collectively with an aim to reach one agreement with regard to the involvement of the employees of James Hardie Industries, its concerned subsidiaries including James Hardie International Holdings and the concerned subsidiaries thereof, and its concerned establishments including those of James Hardie International Holdings.

(M)	Subsequently, the Parties have negotiated and reached an agreement regarding the involvement of the employees as referred to under (L), which the Parties wish to confirm in writing in the present document.
THEREFORE IT IS HEREBY AGREED as follows:
1.	Definitions and Interpretation

1.1.	Unless the context otherwise requires, the words and expressions used in this Agreement shall have the meanings set out in this article 1.

1.2.	References in this Agreement to Recitals, Clauses, Paragraphs and Articles are to recitals, clauses, paragraphs and articles in this Agreement. The Recitals to this Agreement shall be deemed to form part of this Agreement.

1.3.	Headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.4.	“Agreement”: This agreement on the involvement of employees as agreed on the date set forth above among the Parties.

1.5.	“Consultation”: means the establishment of dialogue and exchange of views between the body representative of the employees, if any, and/or the employees’ representatives and the competent organ of the SE, at a time, in a manner and with a content which allows the employees’ representatives, on the basis of information provided, to express an opinion on measures envisaged by the competent organ which may be taken into account in the decision-making process within the SE.

1.6.	“EU Employees”: means:

a. with regard to persons working in the Netherlands: persons employed, under a contract of employment, by James Hardie Industries SE or James Hardie International Holdings SE or a subsidiary or establishment of James Hardie Industries SE or James Hardie International Holdings SE;

b. with regard to persons working in other Member States: persons employed by James Hardie Industries SE or James Hardie International Holdings SE or a subsidiary or establishment of James Hardie Industries SE or James Hardie International Holdings SE in other Member States, under a contract of employment as defined under the laws of the Member State concerned.

A list of the current EU Employees has been reviewed by the Parties and will be retained by the Human Resources department of James Hardie Industries.

1.7.	“Information”: means the informing of the body representative of the EU employees, if any, and/or employees’ representatives by the SEs on questions which concern the SEs itself in the Member States and any of its subsidiaries or establishments situated in another Member State or which exceed the powers of the decision-making organs in a single Member State at a time, in a manner and with a content which allows the employees’ representatives to undertake an in-depth assessment of the possible impact and, where appropriate, prepare consultations with the SEs.

1.8.	“Involvement of Employees”: means any mechanism under this Agreement, including Information and Consultation, through which EU Employees may consult on decisions to be taken within the SEs.

1.9.	“Member States”: means a Member State of the European Union or any other state which is a party to the Agreement on the European Economic Area.

1.10.	“Other Group Employees”: means persons, other than EU Employees, working on a full time basis for James Hardie Industries SE or James Hardie International Holdings SE or a subsidiary or establishment of James Hardie Industries SE or James Hardie International Holdings SE in states other than Member States. As of the date of this

Agreement, the SEs have Other Group Employees principally in Australia, Canada, New Zealand, the Philippines, and the United States of America.

1.11.	“Participation Rights”: means the influence of the body representative of the employees if any, and/or the employees’ representatives in the affairs of a company by way of: (i) the right to elect or appoint some of the members of the company’s supervisory or administrative organ, or (ii) the right to recommend and/or oppose the appointment of some or all of the members of the company’s supervisory or administrative organ.

1.12.	“SEs”: means James Hardie Industries SE and James Hardie International Holdings SE, severally.

1.13.	“SNB”: means a Special Negotiating Body.
2.	Scope of the Agreement

2.1.	Material matters and topics which relate to the SEs themselves in the Member States, or to one or more of their subsidiaries or establishments in another Member State, or which exceed the powers of the decision-making organs in an individual Member State, fall within the scope of the Agreement. The matters and topics are hereafter described in article 3.D.
3.	The procedure for the Involvement of Employees

3.1.	Parties have agreed to set up an information and consultation procedure as described hereafter.
3.A. General
Annual call for interest EU Employees
3.2.	Once a year, during the second quarter of the SEs’ fiscal year, the SEs will send out, to all EU Employees, an invitation for a meeting regarding the matters and topics as described above under article 2.1 and below under article 3.D that have occurred during the previous year or are planned to occur. This invitation will contain a detailed agenda of the matters and topics that have been or will be subject to the Information and Consultation procedure. EU Employees who react to this call and express interest in the Information and Consultation to the SEs (“Interested Employees”) will be invited to receive further Information and have the opportunity to be consulted.

3.3.	The SEs shall inform the Interested Employees about which EU Employees are the Interested Employees, and shall allow the Interested Employees to exercise their rights as set out in article 5 below.

3.4.	The Interested Employees may be requested to enter into a confidentiality agreement, which may be via an internet portal, before being informed and consulted. Notification shall be given – where possible prior to a given matter being discussed – of the ground(s) for the request for confidentiality, what information provided in written form or by word of mouth is to be covered by the confidentiality requirement, how long this requirement will apply, and whether there are any persons who are not subject to the confidentiality requirement. Information and Consultation shall take place on the basis of a written report drawn up by the SEs, relating to the matters and topics as described above under article 2.1 and below under article 3.D, including a detailed agenda of the matters and topics that are subject to the Information and Consultation procedure. This report shall contain material information, including an executive summary of the different matters and topics, and may refer to other sources of information attached (including internet links) to the report for further and more detailed information. If the SEs so determine, this report will be accessible only to the Interested Employees who have entered into a confidentiality agreement. Information for Interested Employees shall take place by e-mail, video conference, conference telephone call or equivalent subsequently developed technologies (with the medium for Information and/or Consultation to be at the sole discretion of the SEs). Upon the request of at least one member of the Interested Employees or at the discretion of the SE’s, however, the SEs shall convene a meeting with the Interested Employees to discuss the matters and topics that are subject to the Information and Consultation procedure. The SEs shall determine whether this meeting is held in person, telephonically via video conference or equivalent subsequently developed technologies and may at the discretion of the SEs be held concurrently with the meeting with the Other Group Employees contemplated under article 3.5. The SEs shall rotate the time for the meetings among the Central European, Central US, and Asia Pacific time zones.

Annual call — Other Group Employees

3.5.	Once a year, during the second quarter of the SEs fiscal year, the SEs will send out, to all Other Group Employees, an invitation for a meeting regarding the matters and topics as described below under article 3.6 that have occurred during the fiscal year or may have been determined to occur within the next fiscal year. This invitation will contain a detailed agenda of the matters and topics.
3.6.	The matters and topics referred to in article 3.5 may relate to material changes and/or developments related to: the structure of the SEs, their economic and financial situation, the probable development of the business and of production and sales, the situation and probable trend of material capital expenditure, fundamental organizational changes, the introduction of new working and manufacturing methods, mergers, relocation of production operations, retrenchments or closures of companies, establishments or important parts thereof, the current status of, the developments in and the probable trend of the employment situation, and mass dismissal.

3.7.	Other Group Employees may be requested to enter into a confidentiality agreement, which may be available via an internet portal, before receiving the information. Further information may be provided through a written report drawn up by the SEs, relating to the matters and topics as described above under article 3.6. This report may contain relevant information as determined by the SEs, including an executive summary of the different matters and topics, and may refer to other sources of information attached (including internet links) to the report for further and more detailed information. If the SEs so determine, this report will be accessible only to the Other Group Employees who have entered into a confidentiality agreement. The SEs shall convene a meeting with the Other Group Employees to discuss the information covering the relevant matters and topics. The SEs shall determine in their sole discretion whether this meeting is held in person, telephonically, via video conference or equivalent subsequently developed technologies. The SEs shall rotate the time for the meetings among the Central European, Central US, and Asia Pacific time zones.
3.8.	The Parties acknowledge that the Other Group Employees do not fall within the scope of the Regulation, the Directive nor the AIE. The provisions of articles 3.5 – 3.7 may be modified with respect to content, format and timing by the SEs from time to time in their reasonable discretion. The Parties acknowledge that the SEs, through their subsidiaries, have conducted meetings in the past with the employees similar to the meetings described in articles 3.5 – 3.7 and presently intend to conduct the meetings described in articles 3.5 – 3.7 for at least three years from the date of this Agreement after which the SEs shall seek the views of the Other Group Employees about the continuation and parameters for such meetings taking into account the experience with the involvement of the Other Group Employees during the 3-year period.
Information and Consultation per occurrence
3.9.	If during the current year a matter and topic as described above under article 2.1 and below under article 3.D occurs and has not been dealt with in accordance with the procedure described above under the articles 3.2 – 3.4, the SEs will send out an invitation for interest for Information and Consultation to all EU Employees. This invitation will contain a detailed agenda of the matters and topics that will be subject to the Information and Consultation procedure. EU Employees who react to this invitation and express an interest to the SEs will be considered as Interested Employees and will be invited to receive further Information and have the opportunity to be consulted.
3.10.	The SEs shall inform the Interested Employees about which EU Employees are the Interested Employees, and shall allow the Interested Employees to exercise their rights as set out in article 5 below.
3.11.	The Interested Employees may be requested to enter into a confidentiality agreement, which may be via an internet portal, before being informed and consulted. Notification shall be given – where possible prior to a given matter being discussed – of the ground(s)

for the request for confidentiality, what information provided in written form or by word of mouth is to be covered by the confidentiality requirement, how long this requirement will apply, and whether there are any persons who are not subject to the confidentiality requirement. Information and Consultation shall take place on the basis of a written report drawn up by the SEs, relating to the matters and topics as described above under article 2.1 and below under article 3.D, including a detailed agenda of the matters and topics that are subject to the Information and Consultation procedure. This report shall contain material information, including an executive summary of the different matters and topics, and may refer to other sources of information attached (including internet links) to the report for further and more detailed information. If the SEs so determine, this report will be accessible only to the Interested Employees who have entered into a confidentiality agreement. Information and Consultation shall take place by e-mail, video conference, conference telephone call or equivalent subsequently developed technologies (with the medium for Information and/or Consultation to be at the sole discretion of the SEs). Upon the request of at least one member of the Interested Employees, however, the SEs shall convene a meeting with the Interested Employees to discuss the matters and topics that are subject to the Information and Consultation procedure. The SEs shall determine whether this meeting is held in person, telephonically, via video conference or equivalent subsequently developed technologies.
3.B. Information procedure
3.12.	Information to the Interested Employees regarding the material matters and topics as described above under article 2.1 and below under article 3.D shall be provided by the SEs at a time, in a manner and with a content which allows the Interested Employees to undertake a thorough assessment of the possible impact and to prepare for timely consultations with the SEs.
3.13.	The SEs shall not be required to provide information where the SEs reasonably determine that this would seriously impair or adversely affect the functioning of the SEs or their subsidiaries and establishments. The SEs may impose such confidentiality requirements on the Interested Employees regarding the provision of information as the SEs may reasonably determine. Interested Employees shall comply with the confidentiality requirements. Notification shall be given – where possible prior to a given matter being discussed – of the ground(s) for the request of confidentiality, what information provided in written form or by word of mouth is to be covered by the confidentiality requirement, how long this requirement will apply, and whether there are any persons who are not subject to the confidentiality requirement.
3.C. Consultation procedure
3.14.	The SEs shall consult with the Interested Employees at a time, in a manner and with a content which allows the Interested Employees, on the basis of information provided, to express an opinion on measures envisaged by the SEs which will be taken into account in the decision-making process within the SEs.
3.15.	Due to the nature of the business conducted by the SEs and the regulatory obligations with which the SEs have to comply, a reasonable but swift turnaround time of rendering any opinions by the Interested Employees on measures envisaged by the SEs is necessary. The opinion of the Interested Employees must be provided within the reasonable timeframe set by the SEs for that particular matter or topic. The minimum timeframe for the SEs to receive the Interested Employees’ opinions is 5 days, although the SEs will seek to provide a standard timeframe of 15 days. In exceptional situations where business circumstances require the SEs to act in fewer than 5 days, then the timeframe provided to the Interested Employees can be less than 5 days. In these circumstances, the SEs must provide an explanation to the Interested Employees why the timeline is less than 5 days.
3.D. Topics regarding the Information and Consultation procedure
3.16.	Information and Consultation shall relate in particular to material changes and/or developments related to: the structure of the SEs, their economic and financial situation, the probable development of the business and of production and sales, the situation and probable trend of material capital expenditure, fundamental organisational changes, the introduction of new working and manufacturing methods, mergers, relocation of production operations, retrenchments or closures of companies, establishments or important parts thereof, the current status of, the developments in and the probable trend of the employment situation, and mass dismissals. For the avoidance of doubt, the matters and topics referred to in article 3.16 and 3.17, are, for the purpose of the information and consultation procedure per occurrence (articles 3.9-3.11), not intended to include transactions or matters undertaken in the ordinary course of (day-to-day) business of the SEs and their subsidiaries. With regard to the annual information and consultation procedure (articles 3.2-3.4), the matters and topics referred to in article 3.16 and 3.17 shall include the aggregated results of transactions or matters undertaken in the ordinary course of (day-to-day) business of the SEs and their subsidiaries that have occurred during the previous fiscal year and are planned to occur.
3.17.	The SEs shall notify the EU Employees as quickly as reasonably possible, in line with articles 3.9-3.11 above, about any unusual circumstances or proposed resolutions which significantly affect the employment status of a significant number of the Member State employees, particularly in the case of relocations, transfers, closures of companies or establishments or mass dismissals. Subsequently, the Consultation procedure as set out in article 3.C shall be followed. Where the competent organ of the SEs decides not to act in accordance with the opinion expressed by the Interested Employees in the Consultation procedure, the Interested Employees shall have the right to a further meeting with the competent organ of the SEs with a view to seeking agreement. In case of such a meeting, those members of a representative body, if any, who represent EU Employees who are directly affected by the measures in question shall also have the right to take part in the meeting. This meeting may be in person if requested by the Interested Employees and the number of EU Employees attending can be limited, by the SEs, using reasonable discretion. This meeting shall take place at a time and in a manner to allow the meaningful Consultation to take place prior to the SEs’ final decision. The final decision is at the sole discretion of the SEs.
3.18.	The topics regarding the Information and Consultation procedure mentioned in 3.16 and 3.17 upon a change of the law governing this Agreement referred to in 11.1, will as per the date of said change, be material changes and/or developments with reference to the Standard Rules concerning Information and Consultation as prescribed by the law implementing the Directive in the Member State in which the statutory seat of the SE is located.
4.	Participation

4.1	None of the Participating Companies has any Participation Rights in place at the time of the merger and formation of the SEs. Similarly, and in accordance with the Directive and the applicable standard rules, neither of the SEs will have any Participation Rights after the merger and formation of the SEs.
5.	Rights of the Interested Employees

5.1.	Subject to the confidentiality agreements with the Interested Employees in accordance with this Agreement, the Interested Employees shall have the right to inform the representative body, if any, of the EU Employees of the SEs and of their subsidiaries and establishments of the content and outcome of the Information and Consultation procedures, as well as the EU Employees.
5.2.	The Interested Employees may be assisted by experts of their choice. The reasonable costs of these experts shall be borne by the SEs. The obligation to bear the costs incurred for experts called in by the Interested Employees shall, unless otherwise agreed by the SE, be limited to one expert per material topic. These experts cannot include friends and/or relatives of the Interested Employees or any other SE employee, and must be considered as an expert related to the agenda item as to which they are being consulted.
5.3.	In so far as this is necessary for the fulfillment of their tasks, the Interested Employees shall be entitled to meet – at their discretion without any representative of the SEs being present — with each other during their normal working time.

a.	These meetings can only occur in the period between the receipt of the agenda from the SEs and the conclusion of the information and consultation process related to that agenda.

b.	The duration of these meetings should be kept to a reasonable amount of time under the circumstances.

c.	Only Interested Employees can attend these meetings.
5.4.	The reasonable costs incurred by the Interested Employees with regard to the Information and Consultation procedures shall be borne by the SEs, which shall provide the Interested Employees with the financial and material resources reasonably needed to enable them to perform their duties in an appropriate manner. In particular, the SEs shall bear the cost of organizing meetings and providing, if reasonably necessary, interpretation facilities and the accommodation and travelling expenses of the Interested Employees. Accommodation and travel expenses should only be incurred when the SE requests an in person meeting with the Interested Employees or under the circumstances outlined in article 3.17 above.
5.5.	The reasonable costs incurred by the Interested Employees for the fulfillment of their tasks under this Agreement, including with regard to possible litigation, shall be borne by the SEs, provided that the SEs are notified of these costs in advance, the SEs consent to bear them, and whereby such consent shall not be unreasonably withheld.
6.	The date of entry into force of the Agreement and its duration

6.1.	The Agreement is effective for an indefinite period of time, counting from the day of signing unless a request as described hereafter under article 7.1 or article 8.2 is submitted to the SE. This Agreement shall end automatically if either one of the SEs ceases to be an SE in respect of that SE; the Agreement will remain in force for the other existing SE.
7.	Employee representative body

7.1.	At the written request of one or more EU Employees to the Board of Directors of the SEs, or a resolution from the Board of Directors of the SEs, the SEs shall, in a reasonable timeframe, start the election procedures with respect to establishing a body representative of the EU Employees in accordance with the procedures and requirements set out in the legislation implementing the Directive, more particularly the Standard Rules pertaining thereto, in the Member State in which the statutory seat of the SEs is located. The SEs and the resulting SNB shall take such steps to negotiate in good faith in order to enter into an agreement on the involvement of EU Employees. That agreement is intended not to lower the existing terms of this Agreement, although the new agreement will apply to the body representative of EU Employees to be established and not apply to all (Interested) EU Employees. The Standard Rules of the Member State in which the statutory seat of the SEs is located, will supersede this Agreement and would apply if the resulting SNBs and SEs agree to those Standard Rules or in the instance the defined negotiation period, as defined in the Standard Rules at the time, expires. The Parties acknowledge that this article 7.1 does not apply to the Other Group Employees.
8.	The instances in which the Agreement must be renegotiated

8.1.	Without prejudice to the legal provisions requiring renegotiation of this Agreement, if a representative body is established in accordance with article 7.1, then four years after its establishment, it shall examine whether to renegotiate for the conclusion of a new agreement within the meaning of articles 4 and 7 of the Directive or to continue to apply the Standard Rules applicable pursuant to article 7.1 above.
8.2.	Upon the written request of either at least 10% of the EU Employees representing at least two Member States or a resolution from the board of directors of the SEs, the SEs shall establish an SNB in accordance with the applicable legal provisions, with an aim to renegotiate an agreement with regard to the involvement of the EU Employees within the meaning of the Directive, in which case if no agreement is reached, the SNB can opt for application of the Standard Rules concerning Information and Consultation as set out in the applicable legislation implementing the Directive in the Member State in which the statutory seat of the SEs is located.

9.	Relation to national information, consultation and participation laws and regulations
9.1.	This Agreement is without prejudice to any national or local rules or regulations on information, consultation and/or participation of EU Employees or representatives of the EU Employees.

10.	Indemnification
10.1	The SEs and the Participating Companies shall, to the maximum extent allowed by law, defend and hold harmless any of their EU Employees, or former EU Employees, from any damages they may incur as a result of their negotiation of this Agreement or performance of any obligations under this Agreement. This includes indemnification of all reasonable legal costs incurred by the (former) EU Employees.

11.	Governing Law; Jurisdiction and Remedies
11.1	This Agreement shall be governed by the laws of Member State in which the statutory seat of the SEs is located. Both parties submit to the jurisdiction of the Courts of the Member State in which the statutory seat of the SEs is located in connection with any dispute arising in connection with this Agreement. The SEs will not object to a dispute being heard by the Court of the Member State that would have jurisdiction if the (Interested) EU Employees were viewed for purposes of this article 11.1 as a body representative of the EU Employees, which means the SEs shall not object to the

(Interested) EU Employees being regarded in such litigation as if they were a body representative of the EU Employees.
11.2	In case of any dispute arising under this Agreement the EU Employees and the SEs shall have all rights and remedies available to them under applicable law.
IN WITNESS WHEREOF this Agreement has been executed as of the date first above written.
Participating Companies I and II:
for and on behalf of James Hardie Industries N.V.

/s/ Russell Chenu Russell Chenu	/s/ Robert Cox Robert Cox
Managing Director	Managing Director

for and on behalf of JHCBM plc

/s/ Diederik Ex Diederik Ex	/s/ Scott Barnett Scott Barnett
Director	Director

for and on behalf of James Hardie International Holdings N.V.

/s/ Russell Chenu Russell Chenu	/s/ Robert Cox Robert Cox
Managing Director	Managing Director

for and on behalf of JHIHCBM plc

/s/ Diederik Ex	/s/ David Evans	/s/ Scott Barnett

Diederik Ex	David Evans	Scott Barnett
Director	Director	Director
SNBs:
for and on behalf of the Special Negotiating Body I

By: Title:	/s/ Kevin Young Representative of SNB

for and on behalf of the Special Negotiating Body II

By: Title:	/s/ Kevin Young Representative of SNB